Exhibit 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PAN AM FINANCIAL CORP. NAMES NEW CEO

ANNOUNCES SALE OF BANK BRANCHES

Newport Beach, Calif., July 7, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced today that Ray Thousand, currently President and Chief Operating Officer, has been appointed Chief Executive Officer of the Company. Mr. Thousand who has worked for the Company since 1995 was instrumental in the formation of the Company’s auto financing subsidiary.

“The Board of Directors is please to recognize the outstanding performance of Mr. Thousand” said Guillermo Bron, Chairman. “It is a well deserved promotion that reflects Mr. Thousand’s leadership and the fact that the auto finance subsidiary (United Auto Credit Corporation) has become the Company’s primary business as it exits the Bank’s federal thrift charter.”

The Company also announced that it and its wholly-owned subsidiary, Pan American Bank, FSB, a federally chartered savings bank (the “Bank”), have both signed definitive agreements to sell the remaining three branches of the Bank. Upon the successful completion of these transactions the Company will no longer have any retail bank branches.

The branches are located in Burlingame, San Carlos and Panorama City, California. As of June 30, 2004, the retail branches held approximately 44% of the Bank’s total deposits of approximately $500 million. The Burlingame and San Carlos branches are being sold to Guaranty Bank of Austin, Texas. The Panorama City branch is being sold to Kaiser Federal Bank of Covina, California. The sale of the branches is subject to regulatory approval and satisfaction of other conditions to closing set forth in the agreements.

The sale of the branches is executing a key element of the Company’s strategic plan to shift the funding source of its business to the public capital markets and reduce reliance on insured deposits. The Company has historically funded its business, in part, with retail and wholesale insured bank deposits, and the sales of the branches are part of the Company’s previously announced plan to eliminate insured deposits as a funding source for the Company’s business and, ultimately, to exit the Bank’s federal thrift charter.

UPFC, a specialty finance company, originates and acquires for investment retail automobile installment sales contracts and insurance premium finance contracts.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.